UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14(a)-101)

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SCHEDULE 14A INFORMATION

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MONEYGRAM INTERNATIONAL, INC.

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On May 15, 2017, MoneyGram International, Inc. (the “Company”) and Ant Financial Services Group (“Ant Financial”) issued a joint letter in response to a recent article published by The Hill involving the proposed merger between the Company and Ant Financial. Below is the letter, which is being filed herewith as definitive additional proxy materials.

Letter To The Editor

By Alex Holmes (CEO, MoneyGram) and Douglas Feagin (President, Ant Financial International)

The opinion piece “Corporate merger with Chinese company poses security risk,” contains such spurious and far-fetched allegations about Ant Financial’s proposed merger with MoneyGram that we are compelled to refute.

MoneyGram is the second-largest, global money transfer company and Ant Financial is a private, entrepreneurial technology company. We share a mission to serve financially underserved people around the world and by joining forces will grow MoneyGram’s business and create jobs in America.

Contrary to the op-ed’s assertion, Ant Financial is neither owned, nor controlled by the Chinese government. Like U.S. government pension funds investing in domestic equities, a small number of Chinese government investment funds hold minor positions in Ant Financial. These passive financial investors do not participate in the company’s management or board, and, like other outside shareholders of any company, they never have access to private customer data.

Further, an average MoneyGram remittance is $324, for which MoneyGram only requires the sender’s name, address, and date of birth. Not until transactions reach over twice that amount does MoneyGram request a government-issued ID. In rare cases, when a transaction reaches almost 10 times that amount, additional information is required. To compare this information to that of SF-86 background checks, fingerprints, and personnel files lifted from the Office of Personnel Management servers is not only absurd, but also demonstrates a clear lack of understanding about our business. We would never ask for, receive, nor store such personal information.

MoneyGram systematically implements stringent data protection policies to protect consumer privacy and comply with all applicable laws, including next-generation firewalls, security alert management tools, and strong endpoint controls. Moreover, Ant Financial is committed to maintaining, and bolstering, these safeguards, including the continued storage of MoneyGram’s U.S. customer data on U.S. servers.

U.S. government agencies that review foreign investments are aware of these facts. MoneyGram and Ant Financial voluntarily submitted the proposed transaction to the Committee on Foreign Investment in the United States (CFIUS) to ensure there are no security risks to the U.S. or its citizens. We will continue to work with Committee members to provide any information they need as they proceed with their review.

Decisions of this type should be made with proper review, and we are confident in a thorough and responsible review process. MoneyGram and Ant Financial are committed to business growth and creating job in the U.S., while ensuring the strongest protection for consumers everywhere.

Alex Holmes is based in Dallas, Texas and Douglas Feagin in New York, New York